Exhibit 10.2

THIS DEED is made the 1 day of April 2016

BETWEEN:

(1)	BGC SERVICES (HOLDINGS) LLP, (the “Partnership”), of One Churchill Place London E14 5RD; and

(2)	STEVEN McMURRAY, (the “FURTHER MEMBER”), of,

and in favour of each Member of the Partnership and the Partnership for itself.

BACKGROUND:

(A)	By a Limited Liability Partnership Deed, the Partnership was established on 21 December 2011, the Members (as defined therein) agreed to regulate their relations as Members of the Partnership.

(B)	On 21 December 2012 the Members amended and restated the Limited Liability Partnership Deed (“Partnership Deed”) in contemplation of Further Members joining the Partnership in the capacity of Individual Members subject at all times to the Board’s absolute discretion. Subsequent amendments have been made to the Partnership Deed and the current version became effective on 4 April 2014.

IT IS HEREBY AGREED as follows:

1	Interpretation

1.1	Save where the context otherwise requires, the words and expressions used in this Deed (and annexed Schedule) shall have the meanings respectively assigned to them in the Partnership Deed, except that the definition of Affiliate(s) shall be as follows:

“Affiliate(s)” means any person, company, partnership or other entity controlled by Cantor Fitzgerald, L.P. A person, company, partnership or other entity shall be deemed to control another person, company, partnership or other entity if the former person, company, partnership or other entity possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other person, company, partnership or other entity whether through the ownership of voting securities or partnership interests, representation on its board of directors or similar governing body, by contract or otherwise.

2	Adherence to Partnership

2.1	The Further Member covenants with the Members for the time being and the Partnership to observe, perform, remain subject to and provide all consents under the terms and conditions of the Partnership Deed with effect from 4 April 2016 or such earlier date as agreed upon by the Further Member and the Partnership and shall from such date, subject at all times to the Board’s absolute discretion, be designated as an Individual Member. The Further Member confirms that he has read and fully understood the terms and conditions of the Partnership Deed and how they apply to him as an Individual Member.

2.2	The Further Member shall contribute £5000 to the Partnership upon the execution of this Deed pursuant to clause 7 of the Partnership Deed.

2.3	The Further Member shall be entitled to the following number of votes at any Members’ meeting:-

one

subject always to the provisions of the Partnership Deed.

2.4	The provisions of Schedule 1 to this Deed of Adherence set out the Individual Member’s entitlement to profits under clause 8 of the Partnership Deed and the individual terms and conditions which apply to the Individual Member’s membership of the Partnership. Schedule 1 may be amended from time to time by the agreement of the Partnership (acting through the Board) and the Individual Member in accordance with this Deed and the Partnership Deed.

2.5	It remains at all times a condition precedent of this Deed of Adherence, the terms and conditions of the Partnership Deed and the provisions of Schedule 1 to this Deed that the Further Member becomes an Individual Member of the Partnership on or around 4 April 2016.

2.6	This Deed shall be supplemental to and read together with the Partnership Deed. In the case of a conflict between any of the provisions of this Deed of Adherence and the Partnership Deed, this Deed of Adherence shall take precedence as between the Partnership and the Individual Member.

2.7	For the purposes of the Partnership Deed, the address of the Further Member shall be 57 Stevens Lane, Claygate, Esher, Surrey, KT10 0TJ subject to notification of a change of address by the Further Member to the Partnership in accordance with that clause.

IN WITNESS WHEREOF the parties have executed this Deed the day and year first above written.

SIGNED and DELIVERED as a	)
DEED by BGC SERVICES	)
(HOLDINGS) LLP acting by:	): /s/ Sean Windeatt
(-)

SIGNED and DELIVERED as a	)
DEED by STEVEN McMURRAY	)
acting by:	): /s/ Steven McMurray
(–)

SCHEDULE 1: INDIVIDUAL MEMBER’S TERMS AND CONDITIONS

NAME OF INDIVIDUAL MEMBER: STEVEN McMURRAY

DATE OF ADMISSION AS MEMBER: 4 April 2016

Role: Global Chief Financial Officer for BGC

1.	DURATION OF MEMBERSHIP:

1.1.	Membership shall continue until terminated in accordance with clause 4 of this Deed or the provisions of the Partnership Deed.

2.	WORKING REQUIREMENTS:

2.1	Normal hours of business are 9.00 am to 6.00 pm, on Monday to Friday. The Individual Member shall work normal business hours and such additional hours as may be necessary in the performance of his/her duties and powers hereunder. However, the nature of the Individual Member’s role is such that working time is not measured or predetermined.

2.2	The Individual Member will carry out the business of the Partnership (or as required for one of its Affiliates) in the office at One Churchill Place, Canary Wharf, London, E14 5RD or such other offices of the Partnership or its Affiliates as they may reasonably require.

2.3	The Individual Member shall hold the position of Chief Financial Officer for BGC Partners, Inc. (“BGC”) globally. The Individual Member shall report into the President and Chief Executive Officer (“CEO”) of BGC on BGC matters as well as into the Chief Financial Officer (“CFO”) of the Cantor Fitzgerald (“CF”) Group. At all times the Individual Member agrees that he may be engaged in any capacity that the CEO of BGC, CFO of the CF Group, or their designees may reasonably require. The Individual Member shall be expected to travel from time to time and spend a substantial amount of time in BGC/CF Group’s other offices around the globe as determined by the CEO of BGC, CFO of the CF Group, or their designees.

2.4	The Individual Member shall accept (if offered) appointment as a statutory Director of the Partnership or any Affiliate and resign any such appointment if requested by the Board without any claim for damages or compensation.

2.5	In the event that the Individual Member refuses to comply with the terms of clause 2.4 within a reasonable period of being requested to do so, he hereby irrevocably appoints the Partnership to be his attorney to execute and do any such instrument or thing and generally to use his name for the purposes of giving the Partnership or an Affiliate or their nominee the full benefit of clause 2.4.

2.6	The Individual Member acknowledges that his position means that he has a material impact on the Partnership or any Affiliate’s risk profile. The role has been designated as a “Code Staff” role for the purposes of the Financial Conduct Authority’s Remuneration Code. The Individual Member acknowledges and accepts that his Profit Allocation (as defined below) will be considered and awarded in accordance with the provisions of the FCA Remuneration Code (as amended) and that payment of any Profit Allocation remains subject at all times to the Partnership’s obligations under the FCA Remuneration Code (as amended).

3.	PROFIT ALLOCATION AND ADVANCE DRAWINGS:

Advance Drawings

3.1.	Subject to clause 3.2, the Individual Member’s Allocated Monthly Advance Drawings will be: £27,083.

In accordance with the Partnership Deed, the Partnership will retain from Allocated Monthly Advance Drawings amounts on account of income tax and national insurance contributions.

Profit Allocation

3.2.	The Individual Member will be entitled to (i) his/her annualised Allocated Monthly Advance Drawings under clause 8.3 of the Partnership Deed per Financial Period of the Partnership and (ii) such further allocation of profit as the Board may determine in accordance with subparagraph 3.3 below (together “Profit Allocation”). All payments of Profit Allocation shall be made in accordance with the Partnership Deed and subject to the availability of sufficient Partnership profits. No payment made under subparagraph 3.3 in any year shall give rise to any entitlement or expectation of a future payment or be an indication of the level of such payment which may be made in the future (if any). Any such payment under subparagraph 3.3 will be made in accordance with the Partnership’s policy from time to time. It is a condition of eligibility for consideration of any allocation of profit under 3.3 below and for payment of any profit allocation awarded that, on the date on which payment is made:

3.2.1	The Individual Member’s membership is continuing and he is actively providing services to the Partnership or its Affiliates;

3.2.2	The Individual Member is not under notice to terminate his Membership, whether given by him or the Partnership and for whatever reason (including for the avoidance of doubt, if the Individual Member is on garden leave); and

3.2.3	The Individual Member has not attempted to terminate or procure his release from this Deed of Adherence or entered into an agreement with another employer or otherwise become an Outgoing Member;

save that the Individual Member shall only lose his entitlement to the £425,000 referenced in subparagraph 3.3.1 and the Individual’s Allocated Monthly Advance Drawings for the first year (In the sum of £325,000) if, prior to the first anniversary of his Membership, his Membership has been terminated due to serious misconduct, serious incompetence or serious breach of the Deed of Adherence or the Partnership Deed or the Individual Member voluntarily terminates his membership of the ‘Partnership.’

3.3.	Subject always to clauses 3.2 to 3.7;

3.3.1	With respect to the financial year ending 31 March 2017, the Individual Member shall be entitled to a further allocation of profit of £425,000, and

3.3.2	Thereafter the Individual Member may be entitled to such further allocation of profit as the Partnership and the relevant authorised senior management of the BGC/CF Group may in their absolute discretion determine.

3.4.	As at the date of this Deed, the Board intends that any allocation of profit under this clause 3 (other than Allocated Monthly Advance Drawings) is to be made available to the Individual Member annually either as Advance Drawings or as a distribution of allocated profit (as applicable).

3.5	The Partnership reserves the right to delay payment of, reduce or cancel any Profit Allocation (or recover from the Individual Member immediately on demand any Profit Allocation which may have been paid other than Allocated Monthly Advance Drawings) if, prior to or on the date such Profit Allocation is to be paid, the Individual Member:

3.5.1	has committed a serious breach of this Deed or the Partnership Deed; or

3.5.2	has failed to comply at any time with the Partnership’s (or an Affiliate’s) current Handbook, Compliance Manual, Anti-Bribery and Fraud policies and procedures, or any other rules or procedures from time to time in force provided that such failure is a material breach of the relevant policy or procedure

3.5.3	has failed to comply at any time with any rules, codes or procedures of any relevant regulatory or tax authority (including, but not limited to, the Financial Conduct Authority or any replacement body);

3.5.4	is in material or serious breach of any of his other legal or equitable duties to the Partnership or any Affiliate, whether contractual or otherwise; provided always that if any such breach at paragraph’s 3.5.1 to 3.5.4 are capable of remedy by the Individual Member, he has been given written notice of the breach requiring him to remedy it within a reasonable period and he has failed to do so.

The Partnership’s right to delay, reduce or cancel any Profit Allocation under paragraphs 3.5 or 3.6 is subject always to any decision regarding such delay being reasonable and proportionate in all the circumstances.

3.6	The Partnership reserves the right to delay payment of any Profit Allocation if, prior to or on the date such Profit Allocation is to be paid, the Individual Member is or has been subject to any formal disciplinary procedure, disciplinary investigation, regulatory investigation or criminal investigation. If the Individual Member receives a sanction or there following such procedures or investigations, the Partnership reserves the right to reduce or cancel any Profit Allocation (or recover from the Individual Member immediately on demand any Profit Allocation which may have been paid other than Allocated Monthly Advance Drawings).

3.7	Notwithstanding any other provision of this Deed of Adherence or the Partnership Deed, a proportion of the Individual Member’s Profit Allocation in any Financial Period of the Partnership may at the Board’s absolute discretion consist of cash, a cash advance distribution by way of loan (the details of which will be set out in a separate document) and/or (rather than cash) a contingent non-cash grant, (subject to the terms of the loan and/or grant document(s) under which such cash advance distribution or non-cash grant is provided including any vesting and cancellation provisions and restricted covenants contained therein). The value of the units granted for the purpose of the contingent non-cash grant shall equal the number of units granted multiplied by the market price of BGC Partners, Inc. Class A common stock on the date of final determination of such award. The amount of such award shall be applied toward the amount of the Individual Member’s total Profit Allocation. It is agreed that the Individual Member’s Allocated Monthly Advance Drawings shall be in cash.

4	TERMINATION:

Notice

4.1.	Without prejudice to the parties’ rights under the Partnership Deed, either party must give six (6) months notice to the other in writing to terminate the Membership, following which the Member shall become an Outgoing Member and shall cease to be a Member save to the extent set out in the Partnership Deed.

5.	BENEFITS:

The Partnership may provide benefits such as health insurance and permanent health insurance. The provision of such benefits is subject to the terms and rules of such benefit schemes prevailing from time to time. In particular (but without limitation) the Individual Member must provide full co-operation in connection with any claim made on his/her behalf under such benefits and is at all times responsible for providing any medical evidence that may be required by the insurers. Should the insurers refuse a claim, the Partnership will be under no further obligation to provide other benefits to the relevant Individual Member and the Individual Member expressly waives any express or implied term to the contrary. The Partnership reserves the right to vary, and/or replace any health insurance and/or permanent health insurance benefits from time to time at its absolute discretion.

6.	PENSIONS:

There is no pension offered by the Partnership.

7.	OTHER AGREED PROVISIONS IN RESPECT OF THE INDIVIDUAL MEMBER’S MEMBERSHIP

7.1	Clause 16.1(J) and (K) of the Partnership Deed shall not apply to the Individual Member.

7.2	The Individual Member shall be entitled to 25 days’ holiday per annum and clause 17(A)(1) of the Partnership Deed is hereby amended accordingly.

7.3	Clause 16.3(A) and 16.3(B) of the Partnership Deed shall not apply to the Individual Member and are to be superseded in their entirety with the following:

“16.3

(A)	Provided that the Partnership provides the Individual Member during such period his Allocated Monthly Advance Drawings (pro-rated) as of his Succession Date, the Individual Member undertakes that without the written prior consent of the Board and whether alone or with others, directly or indirectly for his own benefit or the benefit of any person or organisation, that he will not during the period of his Membership or for a period of twelve (12) months after its termination):

(1) solicit or entice away any client or counterparty of the Partnership or Affiliate (whether a company or an individual) with which or whom the Individual Member has had material and/or regular dealings in the course of the Individual Member’s duties or, where this provision would apply after the Individual Member’s membership ends, any time during the twelve (12) months prior to its termination;

(2) in competition with the Restricted Business, seek to procure orders from, deal or carry on business with, or transact business with, any client or counterparty of the Partnership or any Affiliate (whether a company or an individual) with which or whom the Individual Member has had material and/or regular dealings in the course of the Individual Member’s duties or, where this provision would apply after the Individual Member’s membership ends, any time during the twelve (12) months prior to its termination; or

(3) engage the services of, render services to, or become interested in (as owner, stockholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) any business activity that is in competition with the Restricted Business.

“Restricted Business” shall mean the business or any part of the business and which in either or both case(s):

(i)	is carried on by the Partnership or any of its Affiliates at the Succession Date;

(ii)	was carried on by the Partnership or any of its Affiliates at any time during the Individual Member’s Membership or, where the relevant provision would apply after the Succession Date, any time during the twelve (12) months immediately preceding the Succession Date; or

(iii)	is the Individual Member’s knowledge to be carried on by Partnership or any of its Affiliates at any time during the twelve (12) months immediately following the Succession Date.

and which the Individual Member was materially concerned with/worked for or had management responsibility for (or had substantial confidential information regarding) in either case at any time during his Membership or, where the relevant provision would apply after the Succession Date, any time during the period of twelve (12) months immediately prior to the date of its termination.

(B)	The Individual Member covenants to the Partnership that without the written prior consent of the Board and whether alone or with others, directly or indirectly for his own benefit or the benefit of any person or organisation he shall not, during the term of Membership, and for a period of twenty four (24) months after its termination, offer to employ or enter into partnership, induce or attempt to induce any individual to whom this paragraph applies to cease Membership, leave the employment of or to discontinue the supply of his/her services to the Partnership or any Affiliate without the Partnership’s prior written consent (whether or not such action would result in a breach of contract by such individual) nor shall he/she encourage, counsel or procure that individual to do so. This clause shall apply to any individual employed by (or provided services to the Partnership) whom the Individual Member has managed or with whom he has or had material and/or regular dealings during the twelve (12) months prior to the Succession Date and who is employed by or has provided services to the Partnership or any Affiliate in a senior or managerial capacity or in any technical, IT, sales or broking, marketing or business development role, provided that this restriction shall not apply to non-management (clerical or administrative or manual staff).”